EXHIBIT 10.7

TERM LOAN CREDIT AGREEMENT
[Hames Loan]

                This Term Loan Credit Agreement (the "Agreement") is made and entered into this 27th day of August, 2001, by and between UNITED CALIFORNIA BANK, a California banking corporation, formerly known as Sanwa Bank California (the "Bank") and SCHEID VINEYARDS CALIFORNIA INC., a California corporation (the "Borrower"), on the terms and conditions that follow:

SECTION I

DEFINITIONS

1.1                Certain Defined Terms:  Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

"Business Day":  shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

"Current Assets":  shall mean current assets as determined in accordance with generally accepted accounting principles, less all amounts due from affiliates, officers or employees.

"Effective Tangible Net Worth":  with respect to any entity shall mean such entity's stated net worth plus Subordinated Debt but less all intangible assets of such entity (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees).

"Environmental Claims" shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

"Environmental Permits":  shall have the meaning provided in Section 4.10 hereof.

"ERISA":  shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

"Event of Default":  shall have the meaning set forth in Section 6.

"Expiration Date":  shall mean July 5, 2005 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 7, whichever shall occur first.

"Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

"Indebtedness":  shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

"LIBOR Business Day":  shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

"Obligations":  shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

"Ordinary Course of Business":  shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower's business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

"Permitted Liens":  shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges not yet due; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 5.10 hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets.

"Reference Rate":  shall have the meanings provided in Section 2.4 hereof.

"Subordinated Debt":  shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

"Term Loan":  shall mean the credit facility described in Section 2.

"Variable Rate Balance" and "Variable Rate":  shall have the meanings provided in Section 2.4 hereof.

"Working Capital":  shall mean Current Assets minus current liabilities as determined in accordance with generally accepted accounting principles, including negative cash balances.

1.2                Accounting Terms:  All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3                Other Terms:  Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

SECTION 2

THE TERM LOAN

2.1                The Term Loan:  On terms and conditions as set forth herein, the Bank agrees to lend to the Borrower, in one drawing, upon the Borrower's request therefor made prior to September 30, 2001, up to the maximum amount of Two Million Two Hundred Seventy-Five Thousand Dollars ($2,275,000.00) (the "Term Loan").

2.2                Making Line Advances:  The Term Loan shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions.

2.3                Repayment:  The Borrower hereby promises and agrees to pay principal in annual equal installments of $113,750.00 per installment commencing on June 30, 2002, and continuing on June 30 of each year thereafter up to and including the Expiration Date.  On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank the entire unpaid principal balance, together with accrued and unpaid interest.

Each payment received by the Bank shall, at the Bank's option, be applied to pay interest then due and unpaid and the remainder thereof (if any) shall be applied to pay principal.

2.4                Interest:  Interest shall accrue on the Term Loan at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

(a)             Variable Rate Balance:  A variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate (the "Reference Rate") plus .25% (the "Variable Rate").  Interest shall be adjusted concurrently with any change in the Reference Rate.  The Term Loan or a portion thereof based upon the Variable Rate is hereinafter referred to as a "Variable Rate Balance".

(b)            LIBOR Balance:  A fixed rate quoted by the Bank for 1, 2, 3, 6 or 12 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the "Interest Period" or the "LIBOR Interest Period") for a drawing under the Term Loan in the minimum amount of $500,000.00.  Such interest rate shall be the rate per annum determined by the Bank to be the rate as of approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of the relevant Interest Period quoted as the British Bankers Association Interest Settlement Rate for deposits in dollars (as set forth in any service selected by the Bank which has been nominated by the British Bankers’ Association as an authorized information vendor for purpose of displaying such rates) for a period equal to such LIBOR Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate shall be the interest rate per annum determined by the Bank to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by any affiliate of the Bank at approximately 11:00 a.m. (London time) on the date that is two LIBOR Business Days prior to the beginning of such Interest Period, in either case plus 2.25%, adjusted for any and all assessments, surcharges and reserve requirements and rounded upward, if necessary, to the next higher 1/16 of one percent (the "LIBOR Rate").  The Term Loan or portion thereof based upon the LIBOR Rate is hereinafter referred to as the “LIBOR Balance.”  There may be no more than four (4) LIBOR Interest Periods in effect at any one time for the LIBOR Balance.

Interest shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The Borrower hereby promises and agrees to pay interest quarterly in arrears on the Variable Rate Balance and the LIBOR Balance on March 31, June 30, September 30, December 31 of each year.

If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.5                Notice of Borrowing:  Subject to Section 2.1 above, upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the Borrower may draw under the Term Loan by requesting:

(a)             A Variable Rate Balance.  A Variable Rate Balance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p. m. on the day such drawing is requested to be made, such Variable Rate Balance may, at the Bank's option, be made on the next Business Day.

(b)            A LIBOR Balance.  Notice of any LIBOR Balance shall be received by the Bank no later than two LIBOR Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such drawing is to be made.

2.6                Notice of Election to Adjust Interest Rate:  The Borrower may elect:

(a)             That interest on a Variable Rate Balance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two LIBOR Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

(b)            That interest on a LIBOR Balance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice to continue to accrue at the LIBOR Rate shall be received by the Bank no later than two LIBOR Business Days prior to the last day of the relevant LIBOR Interest Period. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any LIBOR Balance shall continue to accrue at the newly quoted LIBOR Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the relevant LIBOR Interest Period.

2.7                Prepayment:  The Borrower may prepay the Term Loan in whole or in part, at any time and without penalty, provided, however, that:  (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on the Term Loan on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto.  If the whole or any part of the Term Loan is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (including loss of future interest income) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment.

The Bank shall be entitled to fund all or any portion of the Term Loan in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded the Term Loan through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the then applicable Interest Period.

2.8                Indemnification for LIBOR Rate Costs:  During any period of time in which interest on the Term Loan is accruing on the basis of the LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate.

2.9                Conversion from LIBOR Rate to Variable Rate:  In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant drawing under the Term Loan and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any LIBOR Balance shall be deemed to be a Variable Rate Balance and interest shall thereupon immediately accrue at the Variable Rate.

2.10                Term Loan Account:

(a)             The Bank may maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Term Loan (the "Term Loan Account").  The Bank may provide the Borrower with a periodic statement of the Borrower's Term Loan  Account which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

(b)            The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Term Loan is not made when due, to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due.

(c)             If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices herein or such other office as Bank shall from time to time designate.

2.11                Late Payment:  In addition to any other rights the Bank may have hereunder, if any payment of principal (other than a principal payment due on the Expiration Date pursuant to Section 2.3) or interest, or any portion thereof, under this Agreement is not paid within ten (10) days of the date due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

SECTION 3

CONDITIONS OF LENDING

3.1                Conditions Precedent:  The obligation of the Bank to make the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such first extension of credit all of the following, in form and substance satisfactory to the Bank:

(a)                Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

(b)                Continuing guaranty(ies) in favor of the Bank executed by Scheid Vineyards, Inc., together with evidence that the execution, delivery and performance by an guarantor has been duly authorized.

(c)             Deed(s) of Trust and Security agreement(s) and ground lease estoppel executed by the Borrower and by the fee owner of the real property commonly known as the Hames Ranch, together with evidence that the execution, delivery and performance by each such party has been duly authorized.

(d)            A loan fee as may be agreed in writing by Bank and Borrower.

(e)             Payment of all of the Bank's reasonable out-of-pocket expenses in connection with the preparation, negotiation, syndication and participation of this Agreement.

(f)             Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

The Borrower's acceptance of the proceeds of the Term Loan or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

SECTION 4

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

4.1                Status:  The Borrower is a Corporation duly organized and validly existing under the laws of the State of California, and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of, every jurisdiction in which the Borrower is doing business.

4.2                Authority:  The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

4.3                Legal Effect:  This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

4.4                Fictitious Trade Styles:  There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

4.5                Financial Statements:  All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct in all material respects and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein in all material respects.  Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

4.6                Litigation:  Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

4.7                Title to Assets:  The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

4.8                ERISA:  If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

4.9                Taxes:  The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

4.10                Environmental Compliance.   The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower.  In addition, (i) the Borrower does not have any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment, and have met all notification requirements under, Title III of CERCLA and all other applicable Environmental Laws.

SECTION 5

COVENANTS

                The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

5.1                Reporting and Certification Requirements:  Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                                a)                Annual Statements.  Not later than 105 days after the end of each of its fiscal years, a copy of the annual audited consolidated financial report of Scheid Vineyards Inc., which report shall be prepared by a firm of certified public accountants reasonably acceptable to Bank.

                                b)                Quarterly Statements.  Not later than 45 days after the end of each fiscal quarter, Scheid Vineyards Inc.'s consolidated financial statement as of the end of such period.

                                c)                SEC Filings.  Promptly upon filing, copies of any 10Q, 10K or other public filing made by Scheid Vineyards Inc. with the Securities and Exchange Commission.

                                d)                Other Information.  Promptly upon the Bank's request, such other information pertaining to the Borrower or any Guarantor as the Bank may reasonably request.

5.2                Financial Condition:  The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower's Obligations, the Borrower will cause Scheid Vineyards, Inc. to maintain on a consolidated basis:

(a)             A minimum Effective Tangible Net Worth of at least $25,000,000.00 plus 100% of its cumulative net income from and after March 31, 2001, measured as of the end of each fiscal quarter.

(b)            A minimum Working Capital, measured as of the end of each fiscal year, of at least $5,000,000.00.

(c)             A ratio, measured as of the end of each fiscal year, of (i) the sum of net income after tax and exclusive of extraordinary gains, plus depreciation, amortization and interest expense minus dividends and distributions to (ii) current portion of long term debt plus interest expense of at least 1.25 to 1:00.

5.3                Preservation of Existence; Compliance with Applicable Laws:  Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance in all material respects with all applicable laws, rules and regulations.

5.4                Merge or Consolidate:  Not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization.

5.5                Maintenance of Insurance:  Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be reasonably required by the Bank.  All such insurance shall be in form and amount and with companies satisfactory to the Bank.  With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank.  Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

5.6                Maintenance of Collateral and Other Properties:  Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear.  The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

5.7                Payment of Obligations and Taxes:  Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency.  For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

5.8                Inspection Rights and Accounting Records:  The Borrower will maintain adequate books and records in accordance with generally accepted accounting principals consistently applied and in a manner otherwise reasonably acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any officer or any other representative designated by the Borrower.  If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.  In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the reasonable costs and expenses of which shall be paid by the Borrower to the Bank upon demand.

5.9                Payment of Dividends:  Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

5.10                Redemption or Repurchase of Stock:  Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding.

5.10                Additional Indebtedness:  Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to the Bank or (ii) Indebtedness to trade creditors incurred in the ordinary course of the Borrower's business or (iii) Indebtedness of up to $500,000.00 in any one fiscal year (which may be secured).

5.11                Loans:  Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted.

5.12                Liens and Encumbrances:  Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

5.13                Transfer Assets:  Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the ordinary course of business as presently conducted by the Borrower and, then, only for full, fair and reasonable consideration.

5.14                Change in Nature of Business:  Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

5.15                Notice: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $100,000.00 or which affects the Collateral; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its properties.

5.16                Environmental Compliance.  The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

SECTION 6

EVENTS OF DEFAULT

                Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

6.1                Non-Payment:  The Borrower shall fail to pay the principal amount of any Obligations or interest on the Obligations within ten (10) days of the date due.

6.2                Performance Under This Agreement:  The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

6.3                Representations and Warranties; Financial Statements:  Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

6.4                Other Agreements:  If there is a default under any other agreement to which Borrower is a party with a Bank or a third party or parties resulting in a right by Bank or such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

6.5                Insolvency:  The Borrower or any guarantor shall:  (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

6.7                Execution:  Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

6.8                Suspension:  The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

6.9                Change in Ownership:  There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower.

SECTION 7

REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

7.1                Acceleration:  Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

7.2                Cease Extending Credit:  Cease extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

7.3                Termination:  Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

7.4                Non-Exclusivity of Remedies:  Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

SECTION 8

MISCELLANEOUS

8.1                Default Interest Rate:  If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement.

8.2                Reliance:  Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

8.3                Expenses:  Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees and costs of syndication and participation, incurred by Bank in connection with the preparation, negotiation, closing, administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

8.4                Notices:  All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower:	To the Bank:

SCHEID VINEYARDS CALIFORNIA INC. 305 Hilltown Road Salinas, CA 93908	UNITED CALIFORNIA BANK Fresno CBC/Agribusiness Office 2035 Fresno Street, 2nd Floor Fresno, California 93721

FAX: (831) 455-9998	FAX: (559) 487-2157

8.5                Waiver:  Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

8.6                Conflicting Provisions:  To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control.  Otherwise, such provisions shall be considered cumulative.

8.7                Binding Effect; Assignment:  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.  The Bank may sell or assign all or any portion of its rights and benefits hereunder with the written consent of the Borrower prior to the occurrence and continuance of an Event of Default, which consent shall not be unreasonably withheld; upon the occurrence and continuance of an Event of Default, no consent by Borrower shall be required to any sale or assignment.  The Bank may grant participations in all or any portion of its rights and benefits hereunder at any time without the consent of the Borrower.  The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor, provided that such party executes a commercially reasonable confidentiality agreement with respect to such information.

8.8                Jurisdiction:  This Agreement, any notes issued hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

8.9                Waiver of Jury Trial:  THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE, THE BORROWER AND THE BANK EACH AGREED THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

8.10                Counterparts:  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute on and the same instrument.

8.11                Headings:  The headings herein set forth are solely for the purpose of identification and have no legal significance.

8.12                Entire Agreement:  This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder.  All previous conversations, memoranda and writings between the parties pertaining to the transactions` contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BORROWER:

SCHEID VINEYARDS CALIFORNIA INC.

By	/s/ Heidi M. Scheid
Heidi M. Scheid, Senior Vice President

BANK:

UNITED CALIFORNIA BANK, formerly known as Sanwa Bank California

By:	/s/ John F. King
Title:	John F. King, AVP